PRESS RELEASE


FOR IMMEDIATE RELEASE                                CONTACT:

VALHI, INC.                                          BOBBY D. O'BRIEN
THREE LINCOLN CENTRE                                 VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                         (972) 233-1700
DALLAS, TEXAS  75240-2697


                      VALHI REPORTS SECOND QUARTER RESULTS


     DALLAS, TEXAS . . July 29, 1999. Valhi, Inc. (NYSE: VHI) reported income from continuing operations for the first six months of 1999 of $64.2 million, or $.55 per diluted share, compared to income of $202.6 million, or $1.75 per diluted share, in the first six months of 1998. For the second quarter of 1999, Valhi reported income from continuing operations of $61.8 million, or $.53 per diluted share, compared to a loss from continuing operations of $2.1 million, or $.02 per diluted share, in the second quarter of 1998. Results in the second quarter of 1999 include a $90 million income tax benefit ($52 million, or $.45 per diluted share, net of minority interest) recognized by the Company's majority-owned subsidiary, NL Industries, as discussed below. The 1998 year-to-date results include gains of $196 million, or $1.69 per diluted share, net of income taxes and minority interest, related to the sale of NL's specialty chemicals business and the initial public offering of CompX International common stock. The loss in the second quarter of 1998 includes an aggregate charge of $32 million ($21 million, or $.18 per diluted share, net of income taxes) related to the settlement of two lawsuits.

     Total operating income in the second quarter of 1999 decreased 4% compared to the second quarter of 1998, and decreased 9% in the first six months of 1999 compared to the same period in 1998, as higher component products operating income reported by CompX was more than offset by lower chemicals operating income at NL. Chemicals operating income declined primarily due to lower sales and production volumes for titanium dioxide pigments ("TiO2"), partially offset by a $5.3 million foreign currency transaction gain in the second quarter of 1999 related to certain of NL's short-term cross-border financings. NL's TiO2 sales volumes in the second quarter of 1999 decreased 1% from the record sales volumes in the second quarter of 1998, but increased 24% from the first quarter of 1999 sales volumes. NL's production rates continue to closely match its sales volumes. NL's average TiO2 selling prices during the second quarter of 1999 approximated the second quarter of 1998, but were 2% lower than the first quarter of this year. NL believes its TiO2 selling prices in the second half of 1999 will be below those of the first half of the year. However, NL does not expect the downward pressures on Ti02 selling prices will be long-term in nature due to the continuing recovery in Asia and NL's positive view of the worldwide economy. The Company's 1998 year-to-date results of operations include net sales of $12.7 million and operating income of $2.7 million related to NL's disposed specialty chemicals business unit.

     Component products sales increased 39% and 53% in the second quarter and first six months of 1999, respectively, compared to the same periods in 1998. The inclusion of the results for the second quarter of 1999 of Timberline Lock and Thomas Regout (acquired in November 1998 and January 1999, respectively) and continued strong sales of CompX's security products more than offset the effect of weak demand in the office furniture industry on CompX's slide and ergonomics business. Component products operating income in the first six months of 1998 included a $3.3 million non-recurring pre-tax charge related to certain stock awarded in conjunction with CompX's March 1998 initial public offering. Excluding the effect of the Thomas Regout acquisition, slide and ergonomic products net sales declined 3% in the second quarter of 1999 compared to the second quarter of 1998. Excluding the effect of the Timberline acquisition, security products net sales increased 6% in the second quarter of 1999 compared to the same quarter of last year.

     As previously-reported, the Company commenced reporting equity in earnings of Tremont Corporation in the third quarter of 1998. Tremont directly owns 20% of NL and 39% of Titanium Metals Corporation ("TIMET"), and Tremont accounts for such interests by the equity method. Tremont's results for the second quarter of 1999 include equity in earnings of NL of $21.4 million and equity in losses of TIMET of $.7 million. Tremont's equity in earnings of NL for the quarter includes its pro-rata share of NL's tax benefit discussed below. TIMET reported a net loss for the quarter due primarily to lower sales volumes resulting from weak demand in both its aerospace and industrial markets, offset in part by the favorable impact of certain cost reduction programs implemented by TIMET.

     Waste Control Specialists continued to report losses due in part to expenditures associated with the ongoing pursuit of permits for the disposal of low-level and mixed radioactive wastes. General corporate interest and dividend income decreased in 1999 due primarily to a lower level of funds available for investment, and interest expense declined due primarily to a lower level of outstanding indebtedness.

     NL's $90 million non-cash income tax benefit in the second quarter of 1999 relates to (i) a favorable resolution of NL's previously-reported tax contingency in Germany ($36 million) and (ii) a change in estimate of NL's ability to utilize certain income tax attributes for which the benefit had not been previously recognized ($54 million) due primarily to the net effects of a tax law change in Germany and a legal restructuring of NL's German subsidiaries. With respect to the German tax contingency, the German government has conceded substantially all of its income tax claims against NL, and a DM 94 million ($50 million) lien on one of NL's German facilities has been released. NL stated that the favorable resolution of its tax contingency in Germany removed a potentially significant risk for NL.

     Minority interest in after-tax earnings relates principally to NL and CompX. Discontinued operations in 1999 represents additional consideration received by the Company related to the 1997 disposal of the Company's former fast food operations. The extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's belief and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Among the factors that could cause actual future results to differ materially include, but are not limited to, future supply and demand for the Company's products (including cyclicality thereof), general global economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, potential difficulties in integrating completed acquisitions, environmental matters, governmental regulations and possible changes therein, the ultimate resolution of pending litigation, possible future litigation and possible disruptions of normal business activity from Year 2000 issues. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

    Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and locking systems), titanium metals products and waste management industries.

                                   * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                             SUMMARY OF OPERATIONS

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                          THREE MONTHS ENDED   SIX MONTHS ENDED
                                               JUNE 30,             JUNE 30,

                                            1998      1999      1998     1999


NET SALES
  Chemicals                                 $241.6    $232.5   $476.9   $434.1
  Component products                          39.7      55.0     71.8    110.2


                                            $281.3    $287.5   $548.7   $544.3



OPERATING INCOME
  Chemicals                                 $ 42.0    $ 39.2   $ 79.4   $ 65.2
  Component products                           9.1       9.7     13.4     19.2


    TOTAL OPERATING INCOME                    51.1      48.9     92.8     84.4

Equity in:

  Tremont Corporation                         -          5.2     -         4.5
  Waste Control Specialists                   (3.6)     (3.3)    (6.8)    (8.5)
Gain on:
  Disposal of business unit                    -         -      330.2     -
  Reduction in interest in CompX               -         -       67.9     -
General corporate items, net:
  Interest and dividend income                17.5      10.9     34.7     21.5
  Securities transactions                      7.8        .6      7.9       .6
  Expenses, net                              (36.3)     (5.6)   (44.1)   (12.0)
Interest expense                             (23.5)    (18.0)   (48.9)   (36.4)


    Income before income taxes                13.0      38.7    433.7     54.1

Provision for income taxes (benefit)           2.8     (74.3)   184.4    (69.2)
Minority interest in after-tax earnings       12.3      51.2     46.7     59.1


    INCOME (LOSS) FROM CONTINUING             (2.1)     61.8    202.6     64.2
OPERATIONS

Discontinued operations                        -         2.0      -        2.0

Extraordinary item                             -         -       (1.3)     -


    NET INCOME (LOSS)                       $ (2.1)   $ 63.8   $201.3   $ 66.2






                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                         THREE MONTHS ENDED   SIX MONTHS ENDED
                                              JUNE 30,            JUNE 30,

                                           1998      1999      1998      1999


BASIC EARNINGS PER COMMON SHARE
  Continuing operations                    $ (.02)  $  .54   $ 1.76     $  .56
  Discontinued operations                     -        .02      -          .02
  Extraordinary item                          -         -      (.01)        -


    NET INCOME (LOSS)                      $ (.02)  $  .56   $ 1.75     $  .58



DILUTED EARNINGS PER COMMON SHARE
  Continuing operations                    $ (.02)  $  .53   $ 1.75     $  .55
  Discontinued operations                     -        .02      -          .02
  Extraordinary item                          -        -       (.01)       -


    NET INCOME (LOSS)                      $ (.02)  $  .55   $ 1.74     $  .57



SHARES USED IN CALCULATION OF PER SHARE
 AMOUNTS
  Basic earnings                            115.0    115.0    115.0      115.0

  Diluted earnings                          115.0    116.2    116.0      116.2


